EXHIBIT 1.2

Consolidated
Financial Statements
December 31, 2023

Management's Annual Report on Internal Control Over Financial Reporting

Management of the Company, under the supervision of the Chief Executive Officer and the Chief Financial Officer, is responsible for establishing and maintaining adequate internal control over the Company's financial reporting. Internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with United States generally accepted accounting principles.

We, including the Chief Executive Officer and Chief Financial Officer, have assessed the effectiveness of the Company's internal control over financial reporting in accordance with Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, we, including the Chief Executive Officer and Chief Financial Officer, have determined that the Company's internal control over financial reporting was effective as of December 31, 2023. Additionally, based on our assessment, we determined that there were no material weaknesses in the Company's internal control over financial reporting as of December 31, 2023.

The effectiveness of the Company's internal control over financial reporting as of December 31, 2023 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report included herein.

February 13, 2024

/s/ Tobias Lütke
Tobias Lütke
Chief Executive Officer

/s/ Jeff Hoffmeister
Jeff Hoffmeister
Chief Financial Officer

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Shopify Inc.

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Shopify Inc. and its subsidiaries (together, the Company) as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive income (loss), of changes in shareholders’ equity and of cash flows for the years then ended, including the related notes (collectively referred to as the consolidated financial statements). We also have audited the Company’s internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control – Integrated Framework (2013) issued by the COSO.

Basis for Opinions

The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matters
The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Revenue Recognition - Principal versus Agent Considerations

As described in Note 3 to the consolidated financial statements, management follows the guidance provided in ASC 606, Revenue from Contracts with Customers, for determining whether the Company is the principal or an agent in arrangements with customers that involve another party that contributes to providing a specified service to a customer. In these instances, management determines whether the Company has promised to provide the service itself (as principal) or to arrange for the specified service to be provided by another party (as an agent). As disclosed by management, this determination is a matter of significant judgment that depends on the facts and circumstances of each arrangement. The Company recognizes revenue from the sale of shipping labels, the sale of apps, the sale of themes, card services and installments services on a net basis as the Company is not primarily responsible for the fulfillment of the promised service, does not have control of the promised service, and does not have full discretion in establishing prices for the promised service and therefore is the agent in the arrangement with customers. All other revenue is reported on a gross basis, as management has determined it is the principal in the respective arrangements. Revenue reported on a gross basis makes up a significant portion of total revenues of $7,060 million.

The principal considerations for our determination that performing procedures relating to Revenue Recognition – Principal versus Agent Considerations is a critical audit matter are (i) that there was significant judgment applied by management, in some instances, in assessing whether the Company (a) was primarily responsible for the fulfillment of the promised service, (b) had control of the promised service, and (c) had full discretion in establishing prices for the promised service; and (ii) a high degree of auditor judgment, subjectivity and effort in performing audit procedures and evaluating the results of those procedures.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management’s determination as to whether the Company had promised to provide the service as principal or as an agent. These procedures also included, among others, testing the reasonableness of management’s determination as to whether the Company had promised to provide the service as principal or as an agent, which included assessing whether the Company was primarily responsible for the fulfillment of the promised service, had control of the promised service and had full discretion in establishing pricing by considering the contractual terms with customers, on a sample basis, and agreements with service providers, where applicable, and considering whether these conclusions were consistent with evidence obtained in other areas of the audit.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants
Ottawa, Canada
February 13, 2024

We have served as the Company’s auditor since 2011.

Shopify Inc.
Consolidated Balance Sheets
(Expressed in US millions, except share amounts)

	As of
	December 31, 2023	December 31, 2022
	$	$
Assets
Current assets
Cash and cash equivalents	1,413	1,649
Marketable securities	3,595	3,404
Trade and other receivables, net	282	273
Loans and merchant cash advances, net	816	580
Other current assets	169	144
	6,275	6,050
Long-term assets
Property and equipment, net	49	131
Operating lease right-of-use assets, net	98	355
Intangible assets, net	29	390
Deferred tax assets	44	41
Equity and other investments ($2,977 and $869, carried at fair value)	3,597	1,954
Equity method investment	780	—
Goodwill	427	1,836
	5,024	4,707
Total assets	11,299	10,757
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	579	542
Deferred revenue	302	296
Operating lease liabilities	17	18
	898	856
Long-term liabilities
Deferred revenue	196	268
Operating lease liabilities	217	465
Convertible senior notes	916	913
Deferred tax liabilities	6	16
	1,335	1,662
Contingencies (Note 18)
Shareholders’ equity
Common stock, unlimited Class A subordinate voting shares authorized, 1,207,318,947 and 1,195,697,614, issued and outstanding; unlimited Class B restricted voting shares authorized, 79,251,346 and 79,430,952 issued and outstanding; 1 Founder share authorized, 1 and 1 issued and outstanding	9,201	8,747
Additional paid-in capital	251	30
Accumulated other comprehensive income (loss)	4	(16)
Accumulated deficit	(390)	(522)
Total shareholders’ equity	9,066	8,239
Total liabilities and shareholders’ equity	11,299	10,757

The accompanying notes are an integral part of these consolidated financial statements.

On Behalf of the Board:

"/s/ Tobias Lütke"	"/s/ Colleen Johnston"
Tobias Lütke	Colleen Johnston
Chair, Board of Directors	Chair, Audit Committee

Shopify Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Expressed in US millions, except share and per share amounts)

	Years ended
	December 31, 2023	December 31, 2022
	$	$
Revenues
Subscription solutions	1,837	1,488
Merchant solutions	5,223	4,112
	7,060	5,600
Cost of revenues
Subscription solutions	354	331
Merchant solutions	3,191	2,515
	3,545	2,846
Gross profit	3,515	2,754
Operating expenses
Sales and marketing	1,220	1,230
Research and development	1,730	1,503
General and administrative	491	708
Transaction and loan losses	152	135
Impairment on sales of Shopify's logistics businesses	1,340	—
Total operating expenses	4,933	3,576
Loss from operations	(1,418)	(822)
Other income (expense), net
Interest income	241	75
Net realized (loss) gain on equity and other investments	(5)	124
Net unrealized gain (loss) on equity and other investments	1,424	(2,998)
Net loss on equity method investment	(58)	—
Foreign exchange gain (loss)	1	(2)
Total other income (expense), net	1,603	(2,801)
Income (loss) before income taxes	185	(3,623)
(Provision for) recovery of income taxes	(53)	163
Net income (loss)	132	(3,460)

Net income (loss) per share attributable to shareholders:
Basic	$0.10	$(2.73)
Diluted	$0.10	$(2.73)

Weighted average shares used to compute net income (loss) per share attributable to shareholders:
Basic	1,281,554,559	1,266,268,155
Diluted	1,295,511,385	1,266,268,155

Other comprehensive income (loss)
Unrealized gain (loss) on cash flow hedges	20	(10)
Tax effect on unrealized gain (loss) on cash flow hedges	—	—
Total other comprehensive income (loss)	20	(10)
Comprehensive income (loss)	152	(3,470)

The accompanying notes are an integral part of these consolidated financial statements.

Shopify Inc.
Consolidated Statements of Changes in Shareholders’ Equity
Expressed in US millions, except share amounts

	Common Stock		Additional Paid-In Capital $	Accumulated Other Comprehensive Income (Loss) $	(Accumulated Deficit) Retained Earnings $	Total $
	Shares(1)	Amount $
As of December 31, 2021	1,258,971,590	8,040	161	(6)	2,938	11,133
Exercise of stock options	3,126,869	34	(17)	—	—	17
Stock-based compensation	—	—	549	—	—	549
Vesting of restricted share units	7,380,507	471	(471)	—	—	—
Issuance of the Founder share	1	—	—	—	—	—
Issuance of shares related to business acquisitions	5,649,600	202	(192)	—	—	10
Net loss and comprehensive loss for the year	—	—	—	(10)	(3,460)	(3,470)
As of December 31, 2022	1,275,128,567	8,747	30	(16)	(522)	8,239
Exercise of stock options	3,915,216	109	(49)	—	—	60
Stock-based compensation	—	—	615	—	—	615
Vesting of restricted share units	7,288,043	335	(335)	—	—	—
Issuance of shares related to business acquisitions	238,468	10	(10)	—	—	—
Net income and comprehensive income for the year	—	—	—	20	132	152
As of December 31, 2023	1,286,570,294	9,201	251	4	(390)	9,066
(1) Share amounts as of December 31, 2021 have been retrospectively adjusted to reflect the share split ("Share Split") effected in June 2022. See Note 20 for details.

The accompanying notes are an integral part of these consolidated financial statements.

Shopify Inc.
Consolidated Statements of Cash Flows
(Expressed in US millions)

	Years ended
	December 31, 2023	December 31, 2022
	$	$
Cash flows from operating activities
Net income (loss) for the year	132	(3,460)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization and depreciation	70	93
Stock-based compensation	615	549
Impairment of right-of-use assets and leasehold improvements	38	84
Provision for transaction and loan losses	80	74
Deferred income tax recovery	(1)	(187)
Revenue related to non-cash consideration	(158)	(121)
Impairment on sales of Shopify's logistics businesses	1,340	—
Net (gain) loss on equity and other investments	(1,419)	2,919
Net loss on equity method investment	58	—
Unrealized foreign exchange (gain) loss	(6)	12
Changes in operating assets and liabilities:
Trade and other receivables	(98)	(105)
Merchant cash advances and related receivables, net	214	(23)
Other current assets	(50)	(31)
Accounts payable and accrued liabilities	69	28
Deferred revenue(1)	60	32
Net cash provided by (used in) operating activities	944	(136)
Cash flows from investing activities
Purchases of property and equipment	(39)	(50)
Purchases of marketable securities	(5,841)	(5,011)
Maturities of marketable securities	5,590	6,890
Purchases and originations of loans	(1,861)	(526)
Repayments of loans	1,338	367
Purchases of equity and other investments	(364)	(635)
Acquisition of businesses, net of cash acquired	(31)	(1,754)
Other	(36)	—
Net cash used in investing activities	(1,244)	(719)
Cash flows from financing activities
Proceeds from the exercise of stock options	60	18
Net cash provided by financing activities	60	18
Effect of foreign exchange on cash and cash equivalents	4	(17)
Net decrease in cash and cash equivalents	(236)	(854)
Cash and cash equivalents – Beginning of Year	1,649	2,503
Cash and cash equivalents – End of Year	1,413	1,649

Supplemental cash flow information:
Cash paid for income taxes, net	50	27
Cash paid for interest	1	1
(1) Comparative figures have been reclassified in order to conform to the current period presentation.
The accompanying notes are an integral part of these consolidated financial statements.

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)
1.Nature of Business

Shopify Inc. ("Shopify" or the "Company") was incorporated as a Canadian corporation on September 28, 2004. Shopify is a leading global commerce company that provides essential internet infrastructure for commerce, offering trusted tools to start, scale, market, and run a retail business of any size. Shopify makes commerce better for everyone with a software platform and services that are engineered for simplicity and reliability, while delivering a better shopping experience for consumers everywhere. The Company's software enables merchants to run their business across all of their sales channels, including web and mobile storefronts, physical retail locations, social media storefronts, and marketplaces. The Shopify platform provides merchants with a single view of their business across all of their sales channels and enables them to manage products and inventory, process orders and payments, fulfill and ship orders, build customer relationships, source products, leverage analytics and reporting, and access financing, all from one integrated back office.

Founded in Ottawa, Canada, the Company's principal place of business is the internet.

2.Basis of Presentation and Consolidation

These consolidated financial statements include the accounts of the Company and its directly and indirectly held wholly owned subsidiaries including, but not limited to: Shopify International Limited, incorporated in Ireland; Shopify Commerce Singapore Pte. Ltd., incorporated in Singapore; and Shopify LLC, Shopify Holdings (USA) 2 Inc. and Shopify (USA) Inc., incorporated in the state of Delaware in the United States. All intercompany accounts and transactions have been eliminated upon consolidation.

These consolidated financial statements of the Company have been presented in United States dollars ("USD") and have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), including the applicable rules and regulations of the Securities and Exchange Commission regarding financial reporting.

The Company began reporting all dollar amounts in millions in fiscal year 2023.

3.Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements, in accordance with U.S. GAAP, requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from the estimates made by management. Significant estimates, judgments and assumptions in these consolidated financial statements include: key judgments related to revenue recognition in determining whether the Company is the principal or an agent to the arrangements with merchants; estimates and judgments involved in applying the measurement alternative associated with equity and other investments in private companies, including revenue growth rates and revenue multiples based on market comparables; estimates involved in our equity method investment; probabilities of achieving performance milestones associated with non-cash revenue consideration from strategic partnerships; and the probability and amount of loss contingencies.

Revenue Recognition

The Company's sources of revenue consist of subscription solutions and merchant solutions.

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)
Subscription Solutions

For services where the performance obligation is to provide merchants with access to the Shopify platform, such as Online Subscriptions and Point-of-Sale ("POS") Pro subscriptions, revenue is recognized over time on a ratable basis over the contractual term. Certain subscription contracts have a transaction price that includes a variable component that is based on the merchants' volume of sales. In such cases, the Company recognizes revenue when the merchant's sale occurs, the variable price becomes known, and it has a right to invoice. Payments received in advance of services being rendered are recorded as deferred revenue and recognized ratably over time, over the requisite service period.

Revenue from the sale of separately priced apps and themes is recognized at a point in time, when the arrangement between the merchant and partner is established. Revenue from the sale of rights to use a domain name that is sold separately is recognized ratably over time, over the contractual term, which is generally an annual term.

Merchant Solutions

The Company offers a variety of merchant solutions, which are primarily transaction based, to augment those provided through a subscription and to address the broad array of functionality merchants commonly require.

For services where the performance obligation is to process payments for the Company’s merchants, from such services as Shopify Payments, Transaction Fees and Shop Pay Installments, revenues are recognized at a point in time, at the time of the transaction.

The Company earns referral fees from third parties to whom it directs business pursuant to agreements with such partners. Related revenues can be recurring or non-recurring and are recognized once the arrangement between the partner and customer has been made or over the expected term of the contract. In connection with certain referral revenue contracts with partners, the Company receives a component of the transaction price in non-cash consideration in the form of equity in the partner at the outset of the contract. When the transaction price includes non-cash consideration, the non-cash consideration is measured as the fair value at the inception of the contract.

For lending services, including loans and merchant cash advances ("MCAs"), the performance obligations associated with these services is to arrange and provide funding to merchants. Certain loans and MCAs are facilitated by the Company and originated by bank partners, from whom the Company then purchases the loans and MCAs, obtaining all rights, title, and interest or discount for a fee calculated as a percentage of the MCA's or loan's principal. Revenues are presented net of any deferred origination fees which are amortized over the contractual or expected term of the loan or MCA. For loans, using the merchant's contractual or expected repayment date, the Company calculates an effective interest rate based on the merchant's expected future payment volume to determine how much of a merchant's repayment to recognize as revenue and how much to apply against the merchant's receivable balance. For some loans, the Company sells its full rights, title and interest to third-party investors. We account for the asset transfer as a sale and derecognize the full amount the Company paid to its bank partner to originate the loan and record a gain on sale of the loans sold to the third-party investor as revenue upon transfer of title. For MCA's, the Company applies a percentage of the remittances collected against the merchant's receivable balance, and a percentage, which is related to the discount, as merchant solutions revenue.

Other revenue generating services and products to merchants include, but are not limited to, the sale of shipping labels, the sale of POS hardware, advertising on the Shopify App Store and Shop Cash Offers, the Company’s buyer acquisition offering. Revenue is recognized when services are performed, or as ownership passes to the merchant.

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)
Logistics related revenue was recognized up until the second quarter of 2023, at which point the Company sold its logistics businesses, as further described in Note 4. Prior to the sale of these businesses, revenue was generated from the respective fulfillment solutions, which included picking, packing and preparing orders for shipment, and outbound shipping, as well as additional revenues from inbound shipping, storage, returns processing and other fulfillment-related services as needed by merchants. Revenue related to these fulfillment solutions were recognized over time as the Company fulfilled, up to completion of delivery. Revenues related to the inbound, storage and return processing offerings were recognized over time, and revenues related to other fulfillment-related services were recognized at a point in time, once the services had been rendered. The Company also earned revenues from providing cloud-based software on collaborative warehouse fulfillment solutions which were recognized over time, over the contractual term, which could have been up to five years. Payments received in advance of services being rendered were recorded as deferred revenue and recognized ratably over time, over the requisite service period.

For revenue streams that involve another party that contributes to providing a specified service to a customer, the Company determines whether it is the principal or an agent. In these instances, the Company determines whether it has promised to provide the specified service itself (as principal) or to arrange for the specified service to be provided by another party (as an agent). This determination depends on the facts and circumstances of each arrangement and, in some instances, involves significant judgment. The Company recognizes revenue from certain services, such as the sale of shipping labels, the sale of apps, the sale of themes, card services and installments services, on a net basis as the Company is the agent in the arrangement with customers. All other revenue is reported on a gross basis, as the Company has determined it is the principal in the respective arrangements.

Sales taxes collected from merchants and remitted to government authorities are excluded from revenue.

The Company's arrangements with customers can include multiple performance obligations, which may consist of some or all of the Company's subscription solutions. The total transaction price is determined at the inception of the contract and allocated to each performance obligation based on their relative standalone selling prices. In the case of merchant solutions, the transaction price for each performance obligation is based on the observable standalone selling price for each performance obligation. The transaction price for multiple merchant solutions is never a bundled price, therefore a relative allocation is not required.

The Company generally receives payment from its merchants at the time of invoicing. In all other cases, payment terms and conditions vary by contract type, although terms generally include a requirement for payment within 30 days of the invoice date.

Rewards Program

Our merchants' customers (or "buyers") in the U.S. can participate in our rewards program ("Shop Cash") and earn Shop Cash rewards on certain eligible purchases made from merchants or through other incentive programs. Buyers can then redeem Shop Cash against purchases through the Shop app, which we track on their behalf. Shop Cash cannot be redeemed for cash.

Rewards issued to buyers, to whom we have no performance obligation, are generally expensed as a cost of revenues, however depending on the policy the rewards were earned under, they may be expensed as sales and marketing. The rewards are expensed when they are made available to the buyer at an estimated value based on the redemption value, less an estimate of Shop Cash rewards that are not expected to be redeemed ("breakage"). Breakage is based on historical breakage trends and supportable forecasted information.

Software Development Costs

Research and development costs are generally expensed as incurred. The Company may capitalize certain development costs incurred in connection with its internal use software. The Company expenses costs in the preliminary stages of development and may capitalize direct and incremental costs through

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)
technological feasibility, in which capitalization ceases once the additional features and functionality are put into service. Capitalized costs are recorded as part of intangible assets in the consolidated balance sheets and are amortized on a straight-line basis over their estimated useful lives of two or three years. Costs that meet the criteria for capitalization were not material for the periods presented.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs included in sales and marketing expenses during the years ended December 31, 2023 and 2022 were $497 and $505 respectively.

Stock-Based Compensation

The accounting for stock-based awards is based on the fair value of the award measured at the grant date. Accordingly, stock-based compensation cost is recognized as an operating expense over the requisite service period.

The fair value of stock options is determined using the Black-Scholes option-pricing model, single option approach. An estimate of forfeitures is applied when determining compensation expense. The Company determines the fair value of stock option awards on the date of grant using assumptions regarding expected term, share price volatility over the expected term of the awards, risk-free interest rate and dividend rate. All Class A subordinate voting shares issued in connection with options under the Company's Second Amended and Restated Stock Option Plan ("SOP") are from the Company's treasury pool.

The fair value of restricted share units ("RSU") is measured using the fair value of the Company's shares as if the RSUs were issued and vested on the grant date. An estimate of forfeitures is applied when determining compensation expense. All Class A subordinate voting shares issued in connection with awards under the Company's Second Amended and Restated Long Term Incentive Plan ("LTIP") are from the Company's treasury pool.

Income Taxes

Income tax expense includes Canadian, U.S., and foreign income taxes.

Deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are more likely than not to be realized. The Company considers many factors when assessing the likelihood of future realization of our deferred tax assets, including its recent cumulative loss experience and expectations of future earnings, capital gains and investment in the applicable jurisdiction, the carry-forward periods available to it for tax reporting purposes and other relevant factors.

The Company evaluates tax positions taken or expected to be taken in the course of preparing tax returns to determine whether the tax positions have met a “more-likely-than-not” threshold of being sustained by the applicable tax authority. Tax benefits related to tax positions not deemed to meet the “more-likely-than-not” threshold are not permitted to be recognized in the consolidated financial statements.

Foreign Currency Translation and Transactions

The functional and reporting currency of the Company and its subsidiaries is USD. Monetary assets and liabilities denominated in foreign currencies are re-measured to USD using the exchange rates prevailing at the consolidated balance sheet dates. Non-monetary assets and liabilities denominated in foreign currencies are measured in USD using historical exchange rates. Revenues and expenses are measured using the actual exchange rates prevailing on the dates of the transactions. Gains and losses resulting from re-measurement

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)
are recorded in the Company’s consolidated statement of operations and comprehensive income (loss) as "Foreign exchange gain (loss)", with the exception of foreign exchange forward contracts and options used for hedging which are re-measured in "Accumulated other comprehensive income (loss)" and the income (loss) is then reclassified into earnings to either cost of revenue or operating expenses in the same period, or periods, during which the hedged transaction affects earnings.

Cash and Cash Equivalents

The Company considers all short-term highly liquid investments that are readily convertible into known amounts of cash, with original maturities at their acquisition date of three months or less to be cash equivalents.

Marketable Securities

The Company’s marketable debt securities consist of U.S. and Canadian federal bonds and agency securities, U.S. term deposits and corporate bonds and commercial paper, and mature within 36 months from the date of purchase. Marketable debt securities are classified as held-to-maturity at the time of purchase and this classification is re-evaluated as of each consolidated balance sheet date. Held-to-maturity debt securities represent those securities that the Company has both the positive intent and ability to hold to maturity and are carried at amortized cost. Interest on these debt securities, as well as amortization/accretion of premiums/discounts, are included in interest income. Marketable debt securities are assessed as to whether any unrealized loss positions are other than temporarily impaired. Impairments are considered other than temporary if they are related to deterioration in credit risk or if it is likely the Company would be required to sell the securities before the recovery of their remaining amortized cost basis. Realized gains and losses determined to be other than temporary are determined based on the specific identification method and are reported in "Other income (expense), net" in the consolidated statement of operations and comprehensive income (loss).

Fair Value Measurements

The carrying amounts for cash and cash equivalents, marketable securities, trade and other receivables, merchant cash advances receivable, loans, trade accounts payable and accruals and employee-related accruals approximate fair value due to the short-term maturities of these instruments.

The Company measures certain financial assets and liabilities at fair value based on applicable accounting guidance, using a fair value hierarchy. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)
Fair Value Option

The guidance in ASC 815, Derivatives and Hedging, provides a fair value option election that allows entities to make an irrevocable election to not separate embedded derivatives from their host contract and to fair value the hybrid instrument upon initial recognition and subsequent measurement dates for certain eligible financial assets and liabilities. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. The decision to elect the fair value option is determined on an instrument by instrument basis and must be applied to an entire instrument and is irrevocable once elected. The Company has elected to apply the fair value option to its investments in convertible notes in private companies. The fair value elections were made in order to maintain consistency in presentation across equity and other investments.

Equity and Other Investments

Strategic investments are a part of the Company's strategy and use of capital, expanding its expertise and building strong partnerships around strategic initiatives. The Company evaluates each investment to determine if the investment is a variable interest entity and, if so, whether the Company is the primary beneficiary of the variable interest entity. As of December 31, 2023 and 2022, there were no variable interest entities required to be consolidated in the Company’s consolidated financial statements.

The Company classifies each equity investment into one of three categories: (i) equity and other investments with readily determinable fair values, (ii) equity and other investments without readily determinable fair values, and (iii) equity and other investments under the equity method of accounting.

Equity and other investments in publicly traded companies with readily determinable fair values are carried at fair value at each balance sheet date and any movements in the fair value are classified as "Other income (expense), net" in the consolidated statement of operations and comprehensive income (loss).

Equity and other investments in private companies without readily determinable fair values are carried at cost less impairments, with subsequent adjustments for observable changes (referred to as the measurement alternative). Estimates and judgments are involved in applying the measurement alternative associated with equity and other investments without readily determinable fair values by developing certain key assumptions, including revenue growth rates and revenue multiples based on market comparables.

The Company also holds investments in convertible notes of private companies which are classified as available-for-sale debt securities, for which the Company has elected to account for under the fair value option. The investments are carried at fair value at each balance sheet date and any movements in the fair values are classified as "Other income (expense), net" in the consolidated statement of operations and comprehensive income (loss).

The Company evaluates each investment to determine if the investment should be accounted for as an equity method investment based upon equity ownership, significant influence and ongoing involvement in the investee, including factors such as representation on the investee's board of directors. Investments that qualify for the equity method of accounting treatment are carried at the Company’s investment amounts and adjusted each period for the Company’s share of the investee’s income or loss plus the amortization of the basis difference, which is the difference between the fair value of our investment in the company and the underlying equity in the net assets of the investee. The Company determined that the investment in Flexport, Inc. ("Flexport") is an equity method investment. The Company's share of income or loss in the investee, combined with the amortization of the basis difference, is presented as "Net loss on equity method investment" in the consolidated statement of operations and comprehensive income (loss).

Investment options to purchase additional shares of equity and other investments are classified as a derivative instrument at fair value using the Black-Scholes model. These derivative instruments are not

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)
designated as hedges and presented within "Equity and other investments" in the consolidated balance sheets.

The Company assesses its equity and other investments in private companies and equity method investment for impairment through analyzing market conditions, business results and other qualitative measures that suggest that the carrying amount of the investment may be impaired, and the decline in value below the carrying amount is determined to be other than temporary.

Derivatives and Hedging

The majority of the Company's derivative products are foreign exchange forward contracts and options, which are designated as cash flow hedges of foreign currency forecasted expenses. By their nature, derivative financial instruments involve risk, including the credit risk of non-performance by counterparties. The Company may hold foreign exchange forward contracts and options to mitigate the risk of future foreign exchange rate volatility related to future Canadian dollar ("CAD"), British Pound Sterling ("GBP") and Australian dollar denominated costs and current and future obligations.

The Company's foreign currency forward contracts and options generally have maturities of 12 months or less. The critical terms match method is used when the key terms of the hedging instrument and that of the hedged item are aligned; therefore, the changes in fair value of the forward contracts and options are recorded in accumulated other comprehensive income ("AOCI"). The effective portion of the gain or loss on each forward contract and option is reported as a component of AOCI and reclassified into earnings to either cost of revenue or operating expense in the same period, or periods, during which the hedged transaction affects earnings. The ineffective portion of the gains or losses, if any, is recorded immediately in "Other income (expense), net".

For hedges that do not qualify for the critical terms match method of accounting, a formal assessment is performed to verify that derivatives used in hedging transactions continue to be highly effective in offsetting the changes in fair value or cash flows of the hedged item. Hedge accounting is discontinued if a derivative ceases to be highly effective, matures, is terminated or sold, if a hedged forecasted transaction is no longer probable of occurring, or if the Company removes the derivative's hedge designation. For discontinued cash flow hedges, the accumulated gain or loss on the derivative remains in AOCI and is reclassified into earnings in the period in which the previously hedged forecasted transaction impacts earnings or is no longer probable of occurring.

In addition, the Company has a master netting agreement with each of the Company's counterparties, which permits net settlement of multiple, separate derivative contracts with a single payment. The Company presents its derivative instruments on a net basis in the consolidated financial statements.

Provision for Credit Losses Related to Loans and Merchant Cash Advances

Loans and merchant cash advance receivables represent the aggregate amount of Shopify Capital related receivables owed by merchants as of the balance sheet date, net of an allowance for expected credit losses. The Company estimates the loss provision based on an assessment of various factors, including historical trends, merchants' gross merchandise volume ("GMV"), supportable forecasted information and other factors, including macroeconomic factors, that may affect the merchants' ability to make future payments on the receivables. Increases to the provision are reflected in current operating results, while charges against the provision are made when losses are incurred. Recoveries are reflected as a reduction in the allowance for credit losses related to loans and merchant cash advances when the recovery occurs. These additions, charges, and recoveries are classified within "Transaction and loan losses" on the consolidated statements of operations and comprehensive income (loss).

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)
Provision for Transaction Losses Related to Shopify Payments, Shop Pay Installments, and Shopify Balance

Transaction losses arise from unrecovered merchant transactions due to returns and disputes. The Company may also incur losses when a merchant account experiences unauthorized transactions where funds cannot be recovered or reversed. The Company estimates the provision for transaction losses based on an assessment of various factors, including historical trends, GMV (facilitated using Shopify Payments and Shop Pay Installments including those managed using Shopify Balance), supportable forecasted information and other factors that may increase the volume of losses. Additions to the provision are reflected in current operating results, while charges against the provision are made when losses are incurred. These additions are classified within "Transaction and loan losses" on the consolidated statements of operations and comprehensive income (loss).

Loss Contingencies

The Company records accruals for loss contingencies when losses are probable and reasonably estimable. The Company evaluates developments in legal matters that could affect the amount of liability that has been previously accrued and makes adjustments as appropriate. Significant judgment is required to determine both probability and the estimated amount of a loss or potential loss. The Company may be unable to reasonably estimate the reasonably possible loss or range of loss for a particular legal contingency for various reasons, including, among others, because: (i) the damages sought are indeterminate; (ii) the proceedings are in the relative early stages; (iii) there is uncertainty as to the outcome of pending proceedings (including motions and appeals); (iv) there is uncertainty as to the likelihood of settlement and the outcome of any negotiations with respect thereto; (v) there remain significant factual issues to be determined or resolved; (vi) the relevant law is unsettled; or (vii) the proceedings involve novel or untested legal theories. In such instances, there may be considerable uncertainty regarding the ultimate resolution of such matters, including the likelihood or magnitude of a possible eventual loss, if any.

Operating Leases

The Company accounts for operating leases by first determining if an arrangement is a lease, or contains a lease, at inception. The operating lease right-of-use assets and operating lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. The Company's leases do not provide an implicit rate, therefore, the incremental borrowing rate based on the information available at commencement date was used to determine the present value of lease payments. The Company's lease terms may include options to extend or terminate the lease. Lease expense related to lease components is recognized on a straight-line basis over the lease term.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation and impairment. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets. Computer equipment is depreciated over the lesser of three years and their estimated useful lives while furniture and equipment are depreciated over four years. Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the term of their associated leases, which range from one to fifteen years. Fulfillment robots and fulfillment equipment, which were depreciated over the lesser of three years and its useful life and ranged from three to ten years, respectively, were depreciated up until the second quarter of 2023, at which point the Company sold its logistics businesses, as further described in Note 4.

Intangible Assets

Intangible assets are stated at cost, less accumulated amortization and impairment. Amortization is calculated using the straight-line method over the estimated useful lives of the related assets. Purchased

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)
software is amortized over a three-year period, acquired technology is amortized over a two to nine year period, acquired customer relationships are amortized over a two- to five-year period, capitalized software development costs are amortized over a two- to three-year period, and other intangible assets are amortized over a three- to ten-year period or may have an indefinite useful life and not amortized. Amortization is recorded into cost of revenues and operating expenses, depending on the nature of the asset.

Impairment of long-lived assets

The carrying values of long-lived assets (including leases, property and equipment, and intangible assets) are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. The determination of whether any impairment exists includes a comparison of estimated undiscounted future cash flows anticipated to be generated over the remaining life of the asset or asset group to their net carrying value. If the estimated undiscounted future cash flows associated with the asset or asset group are less than the carrying value, an impairment loss will be recorded based on the estimated fair value.

Goodwill

Goodwill represents the excess of the purchase price over the estimated fair value of net assets of a business acquired in a business combination. Goodwill is not amortized, but instead tested for impairment at least annually. Should certain events or indicators of impairment occur between annual impairment tests, the Company will perform the impairment test as those events or indicators occur for our reporting unit.

Goodwill is tested for impairment at the reporting unit level by first performing a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. The qualitative assessment considers the following factors: macroeconomic conditions, industry and market considerations, cost factors, overall company financial performance, events affecting the reporting unit and changes in the Company’s fair value. If the reporting unit does not pass the qualitative assessment, the Company carries out a quantitative test for impairment of goodwill. This is done by comparing the fair value of the reporting unit with the carrying value of the reporting unit that includes goodwill. If the fair value of the reporting unit is greater than its carrying value, including goodwill, no impairment results. If the fair value of the reporting unit is less than its carrying value, including goodwill, an impairment loss would be recognized in the consolidated statements of operations and comprehensive income (loss) in an amount equal to that difference, limited to the total amount of goodwill allocated to that reporting unit. The Company has an unconditional option to bypass the qualitative assessment for our reporting unit in any period and proceed directly to performing the quantitative goodwill impairment test. The Company may resume performing the qualitative assessment in any subsequent period.

Segment Information

The Company’s chief operating decision maker ("CODM") is the Chief Executive Officer. The CODM is the highest level of management responsible for assessing Shopify’s overall performance, and making operational decisions such as resource allocations related to operations, product prioritization and delegations of authority. The CODM has determined that the Company operates in a single operating and reportable segment.

Concentration of Credit Risk

The Company’s cash and cash equivalents, marketable securities, trade and other receivables, loans, merchant cash advances, and foreign exchange derivative instruments subject the Company to concentrations of credit risk. Management mitigates this risk associated with cash and cash equivalents by making deposits and entering into foreign exchange derivative products only with large banks and financial institutions that are considered to be highly creditworthy. We limit the amount of credit exposure with any one financial institution and conduct timely evaluations of the credit worthiness of these financial

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)
institutions. Management mitigates the risks associated with marketable securities by adhering to its investment policy, which stipulates minimum rating requirements, maximum investment exposures and maximum maturities. Due to the Company’s diversified merchant base, there is no particular concentration of credit risk related to the Company’s trade and other receivables, loans receivable and merchant cash advances. Trade and other receivables, loans receivable and merchant cash advances are monitored on an ongoing basis to ensure timely collection of amounts. The Company has mitigated some of the risks associated with Shopify Capital by opening insurance policies with Export Development Canada ("EDC"), a wholly-owned corporation of the Government of Canada, who is AAA rated as of December 31, 2023. The Company pays EDC a monthly premium based on total eligible dollars advanced, and records this as "General and administrative" expense in the consolidated statements of operations and comprehensive income (loss). All policies include a deductible set at either a specified dollar loss threshold or calculated as a percentage of eligible advances issued. After considering the Company’s deductible and the insurer's maximum liability under the policies, the majority of the Company's gross outstanding balance of loans and merchant cash advances as of December 31, 2023 is covered. The receivable related to insurance recoveries, if any, is included in "Loans and merchant cash advances, net" in the consolidated balance sheets. There are no receivables from individual merchants accounting for 10% or more of revenues or receivables.

Equity and Other Investments Risk

The Company holds equity and other investments that are subject to a wide variety of market-related risks that could substantially reduce or increase the fair value of our holdings. The Company's equity and other investments in public companies are recorded at fair value, which is subject to market price volatility. The Company also holds an investment option to purchase Series B common shares in Klaviyo, Inc., which is accounted for as a derivative instrument and valued using the Black-Scholes model, and is subject to market price volatility as well as a discount for lack of marketability. The Company's equity investments in private companies are recorded using the measurement alternative and are assessed each reporting period for observable price changes and impairments, which may involve estimates and judgments given the lack of readily available market data. Certain equity investments in private companies are in the early stages of development and are inherently risky due to their lack of operational history. Furthermore, for the equity method investment, Shopify's share of income and loss from these investments may cause volatility to Shopify's earnings. The Company's debt investments in convertible notes of private companies are recorded at fair value, which are impacted by the underlying entities' valuations and interest rates.

The Company has a high concentration of credit risk associated with a small number of equity and other investments that are impacted by fluctuations in their fair values or by observable changes or impairments.

Interest Rate Risk

A portion of the Company’s cash, cash equivalents and marketable securities and loans and debt securities earn interest. The Company’s trade and other receivables, accounts payable and accrued liabilities and lease liabilities do not bear interest. The Company's 0.125% convertible senior notes due 2025 (the "Notes") have a fixed annual interest rate and thus, the Company does not have economic interest rate exposure on the Notes. The Company is not exposed to material interest rate risk.

Foreign Exchange Risk

The Company's results of operations and foreign currency assets and liabilities are exposed to foreign currency fluctuations.

While the majority of the Company's revenues, cost of revenues, and operating expenses are denominated in USD, a significant portion are denominated in foreign currencies. Due to offering Shopify Payments, Shopify Capital, subscriptions, and other billings to select countries in local currency, a significant proportion of revenue transactions are denominated in GBP, Euros, and CAD. Furthermore, the Company

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)
expects to continue to have significant Canadian operations and expand operations internationally, therefore a significant proportion of operating expenses are also incurred and expected to be included in the aforementioned foreign currencies.

Although foreign currency fluctuations associated with revenues and costs may partially offset one another in earnings, the Company uses foreign exchange derivative products to mitigate a portion of the remaining exposure of foreign currency fluctuations as discussed in Note 6. By their nature, derivative financial instruments involve risk, including the credit risk of non-performance by counterparties.

Recent Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU 2023-07 on Improvements to Reportable Segment Disclosures for entities that are managed as a single reportable segment that governs when an entity is expected to conclude that consolidated net income is the measure of segment profit or loss consistent with U.S. GAAP. The Updates are effective for annual periods beginning after January 1, 2024. The Company will adopt and apply the guidance in fiscal year 2024. There is no material impact expected to our results of operations, cash flows and financial condition at the time of adoption, however the Company is still assessing the disclosure impact.

In December 2023, the FASB issued ASU 2023-09 on Improvements to Income Tax Disclosures that require greater disaggregation of income tax disclosures to the income rate tax rate reconciliation and income taxes paid. The Updates are effective for annual periods beginning after December 15, 2024. The Company will adopt and apply the guidance in fiscal year 2025. There is no material impact expected to our results of operations, cash flows and financial condition at the time of adoption, however the Company is still assessing the disclosure impact.

4.Sales of Businesses

In the second quarter of 2023 the Company sold its logistics businesses (the "divested businesses"). The majority of the logistics business was sold to Flexport, a leading tech-driven global logistics platform. The Company received non-cash consideration in the form of a 13% equity interest on a fully-diluted basis inclusive of warrants and options.

The net assets of the divested businesses had an aggregate carrying amount above their estimated fair value and accordingly, an impairment loss was recorded in operating expenses as "Impairment on sales of Shopify's logistics businesses" in the consolidated statement of operations and comprehensive income (loss), for the year ended December 31, 2023. The components of the sale were as follows:

Goodwill	$(1,438)
Intangible assets	(337)
Net assets and transaction costs	(93)
Non-cash consideration received(1)	528
Impairment on sales of Shopify's logistics businesses	$(1,340)
(1) The value of non-cash consideration received is an estimate and was independently estimated by Shopify by using unobservable inputs, including the investee's revenue growth rates and revenue multiples based on market comparables.

The non-cash consideration was in addition to the Company's existing equity interest in Flexport. The investment in Flexport is accounted for under the equity method investment (see Note 6).

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)
5.Cash and Cash Equivalents

As of December 31, 2023 and 2022, the Company’s cash and cash equivalents balance was $1,413 and $1,649, respectively. These balances included $755 and $1,228, respectively, of money market funds, corporate bonds and commercial paper.

6.Financial Instruments

The Company measures financial instruments based on quoted prices in active markets (Level 1), inputs from similar instruments such as quoted prices or other observable market data (Level 2), or where little or no market activity exists, using unobservable inputs that require judgment or estimation (Level 3).

Debt Securities

The Company holds certain debt securities that are classified as held-to-maturity at the time of purchase as the Company has both the positive intent and ability to hold to maturity. The fair value of corporate bonds was based upon Level 2 inputs, which included period-end mid-market quotations for each underlying contract as calculated by the financial institution with which the Company has transacted. The quotations are based on bid/ask quotations and represent the discounted future settlement amounts based on current market rates.

The Company also holds debt securities in the form of convertible notes in private companies classified as available-for-sale for which the Company has elected to apply the fair value option. The investments are carried at fair value at each balance sheet date and any movements in the fair values are recognized in net income (loss).

The following tables summarize debt securities by balance sheet classification and level within the fair value hierarchy:

	As of December 31, 2023
	Carrying Value
	Cash Equivalents	Marketable Securities	Equity and Other Investments	Fair Value
	$	$	$	$
Level 1:
U.S. term deposits	—	445	—	458
U.S. federal bonds and agency securities	—	1,541	115	1,657
Canadian federal bonds and agency securities	—	100	—	100
Corporate bonds and commercial paper	152	—	—	152
	152	2,086	115	2,367
Level 2:
Corporate bonds and commercial paper	—	1,509	—	1,509
Level 3:
Convertible notes in private companies(1)	—	—	495	495
	152	3,595	610	4,371
(1) In December 2023, the Company made a separate investment in Flexport through the purchase of convertible notes of $260 and has elected to apply the fair value option to account for this instrument. As the inputs used in determining the fair value are unobservable, the fair value measurement of the investment is Level 3 in the fair value hierarchy.

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)
The fair values of marketable securities above include accrued interest of $15, which is excluded from the carrying amounts. The accrued interest is included in trade and other receivables in the consolidated balance sheets. Additional accrued interest of $21 recognized on the convertible notes in private companies is included in the carrying amount and fair value above.

In the year ended December 31, 2023, $5 of unrealized gains, associated with the Company's convertible notes in private companies were recorded within "Net unrealized gain (loss) on equity and other investments" in the consolidated statement of operations and comprehensive income (loss) ($30 of unrealized losses in the year ended December 31, 2022). Additionally, interest income of $10 was recorded within "Interest income" in the consolidated statement of operations and comprehensive income (loss) ($9 of interest income in the year ended December 31, 2022).

	As of December 31, 2022
	Carrying Value
	Cash Equivalents	Marketable Securities	Equity and Other Investments	Fair Value
	$	$	$	$
Level 1:
U.S. term deposits	—	600	—	608
U.S. federal bonds and agency securities	28	741	—	769
Canadian federal bonds and agency securities	202	547	—	750
Corporate bonds and commercial paper	202	—	—	202
Repurchase agreements	99	—	—	99
	531	1,888	—	2,428
Level 2:
Corporate bonds and commercial paper	—	1,516	—	1,518
Level 3:
Convertible notes in private companies	—	—	221	221
	531	3,404	221	4,167

The fair values above include accrued interest of $16, which is excluded from the carrying amounts. The accrued interest is included in trade and other receivables in the consolidated balance sheets. Additional accrued interest of $12 recognized on the convertible notes in private companies is included in the carrying amount and fair value above.

The following table outlines estimated fair values of our debt investments by date of contractual maturity as of December 31, 2023:

Fair Value
Due within one year	$3,761
Due after one year to three years	115
$3,876

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)

Equity Securities

The Company holds equity investments in public companies that were obtained through a combination of direct investment and strategic partnerships.

Equity investments with readily determinable fair values are comprised of:

	December 31, 2023			December 31, 2022
	Level 1	Level 3	Total	Level 1	Level 3	Total
	$	$	$	$	$	$
Affirm Holdings, Inc.	997	—	997	196	—	196
Global-E Online Ltd.(1)	856	18	874	400	51	451
Klaviyo, Inc.(2)	376	113	489	—	—	—
Other	—	—	—	1	—	1
	2,229	131	2,360	597	51	648
(1) In the year ended December 31, 2023, $49 was transferred from Level 3 to Level 1 due to the vesting of warrants (December 31, 2022 - $200). The equity investments categorized as Level 3 in the fair value hierarchy represent unvested warrants that require the application of a discount for lack of marketability which was 8% at December 31, 2023 (December 31, 2022 - 9%).
(2) On September 20, 2023, Klaviyo, Inc. completed its initial public offering and began trading on the New York Stock Exchange. As a result, the fair value of our investment became readily determinable. In the year ended December 31, 2023, $11 was transferred from Level 3 to Level 1 due to the vesting of warrants. The equity investments categorized as Level 3 in the fair value hierarchy represent unvested warrants that require the application of a discount for lack of marketability which was 21% at December 31, 2023.

Adjustments related to equity and other investments with readily determinable fair values for the years ended December 31, 2023 and 2022 were as follows:

	Years ended
	December 31, 2023	December 31, 2022
	$	$
Balance, beginning of the year	648	3,206

Adjustments related to equity and other investments with readily determinable fair values:
Investments received not tied to services(1)	—	105
Investments received as non-cash consideration in exchange for services	—	30
Sale of equity and other investments	(1)	(3)
Net unrealized gains (losses)	1,456	(2,690)
Transfers from measurement alternative(2)	257	—
Balance, end of the year	2,360	648
(1) In the year ended December 31, 2022, certain private investments were acquired by third-party investors resulting in the deemed sale of equity and other investments in the period and shares were received in certain public companies. Any resulting realized gains or losses were presented as "Net realized (loss) gain on equity and other investments" in the consolidated statement of operations and comprehensive income (loss).
(2) Effective September 20, 2023, the Company's investment in Klaviyo, Inc. no longer qualified for the use of the measurement alternative as the fair value of the investment became readily determinable

Equity Investments without Readily Determinable Fair Values

The carrying value of equity investments in private companies without readily determinable fair values are:

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)

	December 31, 2023	December 31, 2022
	$	$
Total initial value	820	1,360
Cumulative gross unrealized gains	55	59
Cumulative gross unrealized losses and impairment	(370)	(334)
Total carrying value of equity and other investments without readily determinable fair values	505	1,085

Adjustments related to equity and other investments without readily determinable fair values for the years ended December 31, 2023 and 2022 were as follows:

	Years ended
	December 31, 2023	December 31, 2022
	$	$
Balance, beginning of the period	1,085	543

Adjustments related to equity and other investments without readily determinable fair values:
Purchases of equity and other investments	104	599
Investments received as non-cash consideration in exchange for services	60	244
Gross unrealized gains	10	20
Sales of equity and other investments(1)	—	(13)
Gross unrealized losses and impairments(2)	(120)	(308)
Transfers out of measurement alternative(3)	(634)	—
Balance, end of the period	505	1,085
(1) During the year ended December 31, 2022, certain private investments were acquired by third-party investors resulting in the deemed sale of equity and other investments in the period. Any resulting realized gains or losses were presented as "Net realized (loss) gain on equity and other investments" in the consolidated statement of operations and comprehensive income (loss).
(2) During the year ended December 31, 2023, the Company identified observable price changes resulting in the remeasurement of private investments at fair value on a non-recurring basis. During the year ended December 31, 2022, the Company applied certain valuation methods based on information available, including the market approach and option pricing models in order to quantify the level of impairment recognized. The resulting unrealized losses and impairment were presented as "Net unrealized gain (loss) on equity and other investments" in the consolidated statement of operations and comprehensive income (loss).
(3) Effective September 20, 2023, the date of Klaviyo's initial public offering, the Company's investment in Klaviyo, Inc. no longer qualified for the use of the measurement alternative as $257 of the fair value of the investment became readily determinable. Additionally, the net settlement criteria was met for the Company's investment option to purchase Series B common shares resulting in $54 of the fair value being accounted for as a derivative.

As of December 31, 2023, included in the total $505 of equity and other investments without readily determinable fair values, $346 was remeasured at fair value and was classified within Level 3 of the fair value measurement hierarchy on a non-recurring basis.

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)
Equity Method Investment

Shopify holds an equity method investment in Flexport which is presented within "Equity method investment" in the consolidated balance sheets and is carried at the amount of Shopify’s original investment, as adjusted each period for Shopify’s share of the investee’s income or loss and the basis difference amortization, which is the difference between the fair value of our investment in the company and the underlying equity in the net assets of the investee. Shopify's share of the investee’s income or loss and the basis difference amortization are reflected in Shopify's "Net loss on equity method investment" in the consolidated statement of operations and comprehensive income (loss).

Due to the timing of availability in the reporting of financial information from the investee, results are presented on a one-quarter lag. For the year ended December 31, 2023, our share of the loss in the investee for the period, including amortization of the basis difference, was $58.

The carrying value of the equity method investment as of December 31, 2023 was $780. As of December 31, 2022, Shopify's investment was not accounted for under the equity method and therefore the equity method investment was $nil.

Derivative Instruments and Hedging

As of December 31, 2023, the Company held foreign exchange forward contracts and options for USD, GBP and CAD with a total notional value of $473 (December 31, 2022 - $527), to fund a portion of its operations. The fair value of foreign exchange forward contracts and options was based upon Level 2 inputs, which included period-end mid-market quotations for each underlying contract as calculated by the financial institution with which the Company has transacted. The quotations are based on bid/ask quotations and represent the discounted future settlement amounts based on current market rates.

Derivative Instruments Designated as Hedges

The Company has a hedging program to mitigate the impact of foreign currency fluctuations on future cash flows and earnings. Under this program, the Company has entered into foreign exchange forward contracts and options with certain financial institutions and designated those hedges as cash flow hedges. The Company is hedging cash flows associated with payroll and facility costs.

The fair values of outstanding derivative instruments were as follows:

	December 31, 2023	December 31, 2022
	$	$
Level 2:
Foreign exchange forward contracts and options assets (classified in other current assets)	6	1
Foreign exchange forward contract liabilities (classified in accounts payable and accrued liabilities)	3	16

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)
Unrealized gains and losses related to changes in the fair value of foreign exchange forward contracts and options designated as cash flow hedges were as follows:

	December 31, 2023	December 31, 2022
	$	$
Unrealized gains	6	1
Unrealized losses	—	(15)
Total net unrealized gains (losses)	6	(14)

These unrealized gains and losses were included in "Accumulated other comprehensive income (loss)", "Other current assets" and "Accounts payable and accrued liabilities" on the consolidated balance sheets. These amounts are expected to be reclassified into earnings over the next twelve months.

Realized losses related to the maturity of foreign exchange forward contracts and options designated as cash flow hedges were as follows:

	Years ended
	December 31, 2023	December 31, 2022
	$	$
Realized losses cost of revenues	—	(1)
Realized losses in operating expenses	(13)	(22)
	(13)	(23)

Derivative Instruments Not Designated as Hedges

The Company holds an investment option to purchase 15,743,174 of Series B common shares of Klaviyo, Inc. at an exercise price of $88.93 with an expiration date of July 28, 2030. The options are fair valued quarterly under Level 3 of the fair value hierarchy as certain unobservable inputs are used within the Black-Scholes model as well as a discount for lack of marketability. The fair value of the options as of December 31, 2023, utilizing a discount for lack of marketability of 31%, was $122 (presented within "Equity and other investments" in the consolidated balance sheets), representing an unrealized gain of $68 for the year ended December 31, 2023 (presented as a component of "Net unrealized gain (loss) on equity and other investments").

7.Trade and Other Receivables

When revenue is recognized, the Company records a receivable that is included in trade and other receivables on the consolidated balance sheet. Trade receivables and unbilled revenues, net of allowance for credit losses, were as follows:

	December 31, 2023	December 31, 2022	January 1, 2021
	$	$	$
Unbilled revenues, net	132	123	87
Trade receivables, net	62	80	40
Indirect taxes receivable	46	31	39
Other receivables	27	23	13
Accrued interest	15	16	13
	282	273	192

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)
Unbilled revenues represent amounts not yet billed related to subscription fees for Plus merchants, transaction fees, shipping charges and partner referral fees as of the consolidated balance sheet date.

The allowance for credit losses reflects the Company's best estimate of probable losses inherent in the unbilled revenues and trade receivables accounts. The Company determined the provision based on known troubled accounts, historical experience, supportable forecasts of collectibility and other currently available evidence.

Activity in the allowance for credit losses was as follows:

	Years ended
	December 31, 2023 $	December 31, 2022 $
Balance, beginning of the year	16	7
Provision for credit losses related to uncollectible receivables	9	17
Write-offs	(12)	(8)
Balance, end of the year	13	16

8.Loans and Merchant Cash Advances

	December 31, 2023	December 31, 2022	January 1, 2022
	$	$	$
Loans receivable, gross(1)	732	228	73
Allowance for credit losses related to uncollectible loans receivable	(60)	(19)	(3)
Merchant cash advances receivable, gross	180	420	439
Allowance for credit losses related to uncollectible merchant cash advances receivable	(36)	(49)	(38)
Loans and merchant cash advances, net	816	580	471
(1) Included in the loans receivable gross balance as of December 31, 2023 is $10 of interest receivable (December 31, 2022 - $3, January 1, 2022 - $nil).

Certain loans and merchant cash advances are facilitated by the Company and originated by a bank partner, from whom the Company then purchases the loans and merchant cash advances obtaining all rights, title and interest or discount. In the years ended December 31, 2023 and 2022, these purchases added up to $1,966 and $512, respectively, of merchant cash advances and loans to Shopify merchants.

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)

Loans

The following table summarizes the activities of the Company’s allowance for credit losses related to uncollectible loans receivable:

	Years ended
	December 31, 2023	December 31, 2022
	$	$
Allowance, beginning of the year	19	3
Provision for credit losses related to uncollectible loans receivable	60	21
Loans receivable charged off, net of recoveries	(19)	(5)
Allowance, end of the year	60	19

The following table presents the delinquency status of the gross amount of merchant loans by year of origination. The delinquency status is determined based on the number of days past the contractual or expected repayment date for which the Company anticipates to receive the amounts outstanding. The "current" category represents balances that are within 29 days of the contractual repayment dates, or within 29 days of the expected repayment date.

	December 31, 2023
	Total	Percent
Current	$696	95.1%
30-59 Days	5	0.7%
60-89 Days	2	0.3%
90-179 Days	7	0.9%
180+ Days	22	3.0%
Total	$732	100.0%

	December 31, 2022
	Total	Percent
Current	$215	94.2%
30-59 Days	2	0.9%
60-89 Days	1	0.7%
90-179 Days	4	1.6%
180+ Days	6	2.6%
Total	$228	100.0%

The Company maintains an internal monitoring list related to its outstanding loans. A merchant's ability and willingness to repay the financing receivables outstanding under the program is analyzed for a variety of factors that include, but are not limited to: current or expected age of the financing, merchant subscription or financing status, merchant GMV trends and other changes to merchant credit profiles. In March 2023, the Company modified its policy to charging off receivables outstanding under the program when the merchant receivable is included on its internal monitoring list for a period of 150 consecutive days (previously 90 consecutive days).

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)

Merchant Cash Advances

The following table summarizes the activities of the Company’s allowance for credit losses related to uncollectible merchant cash advances receivable:

	Years ended
	December 31, 2023	December 31, 2022
	$	$
Allowance, beginning of the period	49	38
Provision for credit losses related to uncollectible merchant cash advances receivable	20	43
Merchant cash advances receivable charged off, net of recoveries	(33)	(32)
Allowance, end of the period	36	49

9.Other Current Assets

	December 31, 2023 $	December 31, 2022 $
Prepaid expenses	55	48
Capitalized contract costs	47	27
Deposits	31	34
Other current assets	20	29
Income taxes receivable	10	5
Foreign exchange contracts	6	1
	169	144

10.Property and Equipment

	December 31, 2023
	Cost $	Accumulated depreciation and impairment $	Net book value $
Leasehold improvements(1)	142	107	35
Computer equipment	37	24	13
Furniture and equipment	26	25	1
	205	156	49
(1) $12 of leasehold improvements were impaired and disposed of in the year ended December 31, 2023. See note 11 for details.

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)

	December 31, 2022
	Cost $	Accumulated depreciation and impairment $	Net book value $
Leasehold improvements(1)	182	104	78
Computer equipment	40	17	23
Fulfillment equipment	19	—	19
Fulfillment robots	15	9	6
Furniture and equipment	28	23	5
	284	153	131
(1) Included are $4 of leasehold improvements that were impaired and disposed of in the year ended December 31, 2022. See Note 11 for details.

During the year ended December 31, 2023, the Company disposed of and retired computer equipment with an original cost of $6 (December 31, 2022 - $15). There was no material gain or loss recognized in the consolidated statement of operations and comprehensive income (loss) as a result of the retirement and disposal of these assets.

The following table illustrates the classification of depreciation in the consolidated statement of operations and comprehensive income (loss):

	Years ended
	December 31, 2023 $	December 31, 2022 $
Cost of revenues	3	4
Sales and marketing	7	8
Research and development	13	18
General and administrative	5	6
	28	36

11.Leases

The Company has office and commercial leases in Canada, the United States, Singapore, Ireland and other countries in Europe and Asia. These leases have remaining lease terms of 1 year to 13 years, some of which include options to extend the leases for up to 5 years. All of the Company's leases are operating leases.

The components of lease expense were as follows:

	Years ended
	December 31, 2023	December 31, 2022
	$	$
Operating lease expense	31	33
Variable lease expense, including non-lease components	17	14
Total lease expense	48	47

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)

As of December 31, 2023, the weighted average remaining lease term is 10 years and the weighted average discount rate is 3.4% (December 31, 2022 - 11 years and 4.9%, respectively).

Net sublease income for the year ended December 31, 2023 was $4 (December 31, 2022 - $3), which is recorded as an offset within the total lease expense disclosed above.

During the year ended December 31, 2023, as part of the sales of Shopify's logistics businesses, the Company's warehouse leases were assigned in connection with the divested businesses and are no longer recognized on the Company's consolidated balance sheets. However, the Company retained the guarantee of certain leases and entered into an indemnification agreement, governing the liability obligations in connection with these guarantees.

During the years ended December 31, 2023 and 2022, the Company identified leased office space for which it has ceased use. This resulted in impairment charges to its right-of-use assets and leasehold improvements. These impairment charges were determined by comparing the asset groups' fair values made up of the right-of-use assets and leasehold improvements, to their carrying values as of the impairment measurement date, as required under ASC 360, Property, Plant and Equipment. Fair value was determined based on the present value of the estimated future cash flows. These charges were recorded as general and administrative expenses in the consolidated statements of operations and comprehensive income (loss). In the year ended December 31, 2023, the Company recorded impairment charges related to its operating lease right-of-use assets and leasehold improvements of $38 (December 31, 2022 - $84).

During the year ended December 31, 2022, the Company terminated portions of leased office space consisting of leases recognized on the consolidated balance sheet as well as future committed lease space. The terminations resulted in gains of $3 which is recorded as an offset within the total lease expense disclosed above.

Maturities of lease liabilities as of December 31, 2023 were as follows:

Fiscal Year	Operating Leases
$
2024	53
2025	57
2026	34
2027	49
2028	48
Thereafter	241
Total future minimum payments	482
Minimum payments related to variable lease payments, including non-lease components	(203)
Imputed interest	(45)
Total operating lease liabilities	234

Operating lease maturity amounts included in the table above do not include sublease proceeds expected to be received under our various sublease agreements with third parties. Under the agreements initiated with third parties, the Company expects to receive sublease proceeds of $7 in 2024 and $27 thereafter.

During the year ended December 31, 2023 the Company recognized $22 of operating lease liabilities arising from obtaining operating lease right-of-use assets (December 31, 2022 - $265). The Company paid $34 for amounts included in the measurement of operating lease liabilities included in cash flow from operating activities (December 31, 2022 - $40).

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)

12.Intangible Assets

	December 31, 2023
	Cost $	Accumulated amortization $	Net book value $
Acquired technology	65	38	27
Other intangible assets	4	2	2
Software development costs	14	14	—
Acquired customer relationships	1	1	—
	84	55	29

	December 31, 2022
	Cost $	Accumulated amortization $	Net book value $
Acquired technology	449	94	355
Other intangible assets	9	3	6
Software development costs	15	15	—
Acquired customer relationships	37	8	29
	510	120	390

During the year December 31, 2023, the Company recognized an impairment of $307 of acquired technology, $27 of acquired customer relationships and $3 of other intangible assets as a result of the sales of Shopify's logistics businesses (see Note 4).

During the year ended December 31, 2023, the Company disposed of and retired software development costs, acquired technology and purchased software with a combined original cost of $440, primarily due to the sales of our logistics businesses (December 31, 2022 - $31). Other than the impairment charges noted above, there was no additional gain or loss recognized in the consolidated statement of operations and comprehensive income (loss) as a result of the retirement or disposal of these assets.
The following table illustrates the classification of amortization expense related to intangible assets in the consolidated statement of operations and comprehensive income (loss):

	Years ended
	December 31, 2023 $	December 31, 2022 $
Cost of revenues	35	49
Sales and marketing	3	5
	38	54

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)

Estimated future amortization expense related to intangible assets, as of December 31, 2023 is as follows:

Fiscal Year	Amount $
2024	13
2025	4
2026	1
Thereafter	—
Total	18

13.Goodwill

The Company's goodwill relates to acquisitions of various companies.

The Company recognized goodwill impairment of $1,438 in the year ended December 31, 2023 due to the sales of Shopify's logistics businesses (see Note 4), presented within "Impairment on sales of Shopify's logistics businesses" in the consolidated statement of operations and comprehensive income (loss).

The remaining goodwill was tested for impairment as part of the Company's annual impairment test as of September 30, 2023. The Company exercised its option to bypass the qualitative assessment pursuant to ASC 350, Intangibles - Goodwill and Other, and performed a quantitative analysis. The Company determined that the consolidated business is represented by a single reporting unit and concluded the estimated fair value of the reporting unit, determined using market capitalization, was greater than its carrying amount.

There were no indicators of impairment between September 30, 2023, the date which the Company completed its annual impairment test of goodwill, and December 31, 2023. No goodwill impairment was recognized on the remaining goodwill during the year ended December 31, 2023 or in the year ended December 31, 2022.

The gross changes in the carrying amount of goodwill as of December 31, 2023 and December 31, 2022 are as follows:

	December 31, 2023	December 31, 2022
	$	$
Balance, beginning of the year	1,836	357
Acquisition of Deliverr	—	1,438
Other acquisitions(1)	29	41
Impairment on sales of Shopify's logistics businesses	(1,438)	—
Balance, end of the year	427	1,836
(1) During the years ended December 31, 2023 and 2022, the Company completed individually immaterial acquisitions that resulted in goodwill being recognized.

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)

14.Accounts Payable and Accrued Liabilities

	December 31, 2023	December 31, 2022
	$	$
Trade accounts payable and trade accruals	364	364
Employee related accruals	55	68
Indirect taxes payable	73	47
Other payables and accruals	66	38
Income taxes payable	18	9
Foreign exchange forward contracts	3	16
	579	542

15.Deferred Revenue

	Years ended
	December 31, 2023	December 31, 2022
	$	$
Balance, beginning of the year	564	380
Deferral of revenue	213	400
Recognition of deferred revenue(1)	(279)	(216)
Balance, end of the year	498	564
(1) Includes impairment of deferred revenue due to the sales of Shopify's logistics businesses (see Note 4) during the year ended December 31, 2023.

	December 31, 2023	December 31, 2022
	$	$
Current portion	302	296
Long-term portion	196	268
	498	564

The opening balances of current and long-term deferred revenue were $217 and $163, respectively, as of January 1, 2022.

As of December 31, 2023, the long-term deferred revenue, excluding non-cash consideration received, will be recognized ratably over the remaining terms of the contracts with the customers, which range from two to three years.

The Company has received non-cash consideration in the form of equity investments in exchange for services to be rendered as part of strategic partnerships. As the Company is required to provide referral services and other services to support the partners' merchant offerings over the period of the performance obligations, revenue is deferred and recognized over time on a ratable basis over the expected terms of the contracts.

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)

The table below summarizes the gross changes in deferred revenue associated with this non-cash consideration received for the years ended December 31, 2023 and 2022.

	Years Ended
	December 31, 2023	December 31, 2022
	$	$
Balance, beginning of the year	382	230
Non-cash consideration received in exchange for services	60	273
Revenue recognized related to non-cash consideration	(158)	(121)
Balance, end of the year	284	382

Current portion	95	135
Long term portion	189	247
	284	382

The Company will recognize this revenue ratably over the remaining terms of the respective strategic partnership service agreements, which range from one to six years.

16.Convertible Senior Notes

In September 2020, the Company issued $920 aggregate principal amount of 0.125% convertible senior notes due 2025. The net proceeds from the issuance of the Notes were $908 after deducting underwriting fees and offering costs.

The interest on the Notes is payable semi-annually in arrears on May 1 and November 1 of each year, beginning on May 1, 2021. The Notes will mature on November 1, 2025, unless earlier redeemed or repurchased by the Company or converted pursuant to their terms.

The Notes have a conversion rate of 6.9440 Class A subordinate voting shares per one thousand dollars of principal amount of Notes, which is equivalent to a conversion price of approximately $144.01 per share, adjusted to give effect to the Share Split. The conversion rate is subject to adjustment following the occurrence of certain specified events, as set out or defined in the supplemental indenture governing the Notes. In addition, upon the occurrence of a make-whole fundamental change prior to the maturity date or upon our issuance of a notice of redemption, as set out or defined in the supplemental indenture governing the Notes, the Company will, in certain circumstances, increase the conversion rate by a number of additional Class A subordinate voting shares for a holder that elects to convert its Notes in connection with such make-whole fundamental change or during the relevant redemption period.

Prior to the close of business on the business day immediately preceding August 1, 2025, the Notes may be convertible at the option of the holders only under the following circumstances:

(1) during any calendar quarter commencing after March 31, 2021, and only during such calendar quarter, if the last reported sale price of the Class A subordinate voting shares on the New York Stock Exchange (the "NYSE") for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is more than or equal to 130% of the conversion price for the Notes on each applicable trading day;

(2) during the ten business day period after any ten consecutive trading day period in which, for each trading day of that period, the trading price per one thousand dollars principal amount of Notes for

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)

each trading day was less than 98% of the product of the last reported sale price of the Class A subordinate voting shares on the NYSE and the conversion rate for the Notes on each such trading day;

(3) if the Company calls any or all of the Notes for optional redemption, clean-up redemption or tax redemption, at any time prior to the close of business on the second scheduled trading day immediately preceding the redemption date; or

(4) upon the occurrence of certain specified corporate events.

On or after August 1, 2025, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders of the Notes may, at their option, convert all or any portion of their Notes regardless of the foregoing conditions.

Upon conversion, the Company can elect to settle in cash, Class A subordinate voting shares, or a combination of cash and Class A subordinate voting shares.

On or after September 15, 2023, the Company may, at its option, redeem for cash all or any portion of the Notes if the last reported sale price of the Company's Class A subordinate voting shares on the NYSE has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No "sinking fund" is provided for the Notes.

The Company may redeem for cash all, but not less than all, of the Notes at any time if less than $80 aggregate principal amount of Notes remains outstanding at such time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

The Company may redeem all, but not less than all, of the Notes if the Company has or would become obligated to pay to the holder of any Note additional amounts (which are more than a de minimis amount) as a result of a change in applicable Canadian tax laws or regulations after September 15, 2020 at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the applicable redemption date but without reduction for applicable Canadian taxes (except in respect of certain excluded holders).

Upon the occurrence of a fundamental change (as set out or defined in the supplemental indenture governing the Notes) prior to the maturity date of the Notes, the Company, subject to limited exceptions, will be required to offer to purchase all of the Notes for cash at a price equal to 100% of the principal amount thereof, plus any accrued and unpaid interest thereon to, but excluding, the fundamental change purchase date.

The Notes are governed by customary terms and covenants, including that upon certain events of default occurring and continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare 100% of the principal of, and accrued and unpaid interest on, all the Notes to be due and payable immediately.

The Notes are senior unsecured obligations and will rank senior in right of payment to any of the Company’s indebtedness that is expressly subordinated in right of payment to the Notes; equal in right of payment with the Company’s existing and future unsecured liabilities that are not so subordinated; effectively subordinated to any of the Company’s secured indebtedness to the extent of the value of the

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)

assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of current or future subsidiaries of the Company.

The Company accounts for the Notes as a single unit of account on the balance sheet. The carrying value of the liability is represented by the face amount of the Notes, less total offering costs, plus any amortization of offering costs. Total offering costs upon issuance of the Notes were $12 and are amortized to interest expense using the effective interest rate method over the contractual term of the Notes. Interest expense is recognized at an annual effective interest rate of 0.38% over the contractual term of the Notes.

The net carrying amount of the outstanding Notes was as follows:

	December 31, 2023	December 31, 2022
	$	$
Principal	920	920
Unamortized offering costs	(4)	(7)
Net carrying amount	916	913

The following table sets forth the interest expense recognized related to the outstanding Notes:

	Years ended
	December 31, 2023	December 31, 2022
	$	$
Contractual interest expense	1	1
Amortization of offering costs	3	2
Total interest expense related to the outstanding Notes	4	3

As of December 31, 2023, the estimated fair value of the Notes was approximately $865 (December 31, 2022 - $783). The estimated fair value was determined based on the last executed trade for the Notes of the reporting period in an over-the-counter market, which is considered as Level 2 in the fair value hierarchy.

17.Credit Facility

The Company has a revolving credit facility with Royal Bank of Canada for $8 CAD. The credit facility bears interest at the Royal Bank Prime Rate plus 0.30%. As of December 31, 2023 and December 31, 2022, the effective rate was 7.50% and 6.75%, respectively, and no cash amounts were drawn under this credit facility.

18.Contingencies

From time to time, the Company may become a party to litigation and subject to claims incidental to the ordinary course of business, including intellectual property claims, labour and employment claims and threatened claims, breach of contract claims, tax and other matters.

On August 31, 2022, a jury in the U.S. District Court for the District of Delaware returned a verdict finding that the Company infringed three web technology patents owned by Express Mobile, Inc. The Company

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)

has challenged the verdict through post-trial motions and the Plaintiff has moved for interest on the amount of the verdict.

The Company currently has no other known material pending litigation or claims. The Company is not aware of any other litigation matters or loss contingencies that would be expected to have a material adverse effect on the business, consolidated financial position, results of operations or cash flows.

19.Related Parties

In November 2023, the Company entered a commercial agreement with Flexport following the sale of the Shopify Logistics businesses in the second quarter of 2023. Under the terms of the commercial agreement, the Company will earn a share of revenues for orders processed or otherwise sent through services provided by the Company. Transactions between the Company and Flexport under the commercial agreement will be eliminated from the Company's share of income and loss in the investee, including amortization of the basis difference, presented as "Net loss on equity method investment" in the consolidated statement of operations and comprehensive income (loss).

In December 2023, the Company made a separate investment in Flexport with the purchase of convertible notes of $260. This investment is classified within "Equity and other investments" and the Company has elected to account for it using the fair value option.

20. Shareholders’ Equity

Founder Share

On June 7, 2022, the Company's shareholders approved an update to the Company's governance structure pursuant to a plan of arrangement under the Canada Business Corporations Act (the "Arrangement"). Under the terms of the Arrangement, on June 9, 2022 the Company created a new class of share, designated as the Founder share, and issued such Founder share to Tobias Lütke. The Founder share provides Mr. Lütke with a variable number of votes that, when combined with the Class B multiple voting shares (which are now described as Class B restricted voting shares as a result of the Company's updated governance structure) beneficially owned by him, his immediate family and his affiliates, will represent 40% of the aggregate voting power attached to all of the Company's outstanding shares.

Share Split

On June 7, 2022, the Company's shareholders approved a ten-for-one split of the Company's Class A subordinate voting shares and Class B restricted voting shares. Each shareholder of record on June 22, 2022 received nine additional Class A subordinate voting shares and Class B restricted voting shares, as applicable, for every one share held, distributed after close of trading on June 28, 2022. All share and per share amounts presented herein have been retrospectively adjusted to reflect the impact of the Share Split.

Common Stock Authorized
The Company is authorized to issue an unlimited number of Class A subordinate voting shares, an unlimited number of Class B restricted voting shares and one Founder share. The Class A subordinate voting shares have one vote per share, the Class B restricted voting shares have 10 votes per share and the Founder share has a variable number of votes per share. The Class B restricted voting shares are convertible into Class A subordinate voting shares on a one-for-one basis at the option of the holder. Class B restricted voting shares will also automatically convert into Class A subordinate voting shares in certain other circumstances. The Founder share cannot convert into either Class A subordinate voting shares or Class B restricted voting shares.

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)

Preferred Shares Authorized

The Company is authorized to issue an unlimited number of preferred shares issuable in series. Each series of preferred shares shall consist of such number of shares and having such rights, privileges, restrictions and conditions as may be determined by the Company’s Board of Directors prior to the issuance thereof. Holders of preferred shares, except as otherwise provided in the terms specific to a series of preferred shares or as required by law, will not be entitled to vote at meetings of holders of shares.

Employee Compensation System

On September 1, 2022, the Company launched our flexible compensation program "Flex Comp", which provides employees with a single total compensation reward amount that is to be allocated between cash, stock options and RSUs at the discretion of the employees, subject to certain restrictions around minimum allocations of cash and stock-based compensation. The majority of the Company's employees were eligible and entered into Flex Comp, and all previously granted but unvested stock options and RSUs of these employees were forfeited in connection with the new system on September 1, 2022. The Company applied modification accounting resulting in stock-based compensation cost equal to, or greater than, the original grant date fair value of the modified awards being recognized as an operating expense over the requisite service period. The modification did not result in a one-time expense on the date Flex Comp was launched because none of the requisite service period had been completed as of that date. Employee elections for allocating their total compensation reward between cash and stock-based compensation currently occur on a quarterly basis, which may result in the split between cash and stock-based compensation varying from quarter to quarter.

Stock-Based Compensation

In 2008, the Board of Directors adopted and the Company’s shareholders approved the Legacy Option Plan. Immediately prior to the completion of the Company’s May 2015 Initial Public Offering ("IPO"), and in connection with the closing of the offering, each option outstanding under the Legacy Option Plan became exercisable for one Class B restricted voting share. Following the closing of the Company’s IPO, no further awards were made under the Legacy Option Plan. The Legacy Option Plan continues to govern awards granted thereunder.

The Company’s Board of Directors and shareholders approved a stock option plan, as well as a long term incentive plan, each of which became effective upon the closing of the Company's IPO on May 27, 2015. On May 30, 2018 and on May 26 2021, these plans were amended following approval from the Company’s Board of Directors and shareholders.

On July 8, 2022, the Company approved the issuance of rollover options, from the Company's treasury pool, under the Deliverr, Inc. 2017 Stock Option and Grant Plan, adopted on the closing of the acquisition of Deliverr.

The SOP allows for the grant of options to the Company’s officers, directors, employees and consultants. All options granted under the SOP will have an exercise price determined and approved by the Company’s Compensation and Talent Management Committee of the Board of Directors at the time of grant, which shall not be less than the market price of the Class A subordinate voting shares at such time. For purposes of the SOP, the market price of the Class A subordinate voting shares shall be the volume weighted average trading price of the Class A subordinate voting shares on the NYSE for the five trading days ending on the last trading day before the day on which the option is granted. Options granted under the SOP are exercisable for Class A subordinate voting shares. Both the vesting period and term of the options in the SOP are determined by the Compensation and Talent Management Committee of the Board of Directors at the time of grant. Options granted under the SOP between November 2017 and August 2022 have been approved with a three year vesting schedule with one-third vesting after one year and the remainder vesting

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)

evenly over the remaining 24 months. As a result of Flex Comp, certain options in the aforementioned plans were forfeited and their associated vesting schedules were ended. For employees that allocated a portion of their new total compensation reward to obtain options, such options are granted quarterly and generally vest on a monthly basis over a period of three months.

The LTIP provides for the grant of share units, or LTIP Units, consisting of RSUs, performance share units (PSUs) and deferred share units (DSUs). Each LTIP Unit represents the right to receive one Class A subordinate voting share in accordance with the terms of the LTIP. Unless otherwise approved by the Compensation and Talent Management Committee of the Board of Directors, RSUs will vest as to 1/3 each on the first, second and third anniversary dates of the date of grant. RSUs granted between November 2017 and August 2022 have been approved with three-year vesting schedules. As a result of Flex Comp, certain RSUs were forfeited and their associated vesting schedules were ended. For employees that allocated a portion of their new total compensation reward to obtain RSUs, the RSUs are granted quarterly and generally vest on a monthly basis over the period of three months. A PSU participant’s grant agreement will describe the performance criteria established by the Company’s Compensation and Talent Committee of the Board of Directors that must be achieved for PSUs to vest to the PSU participant, provided the participant is continuously employed by or in the Company’s service or the service or employment of any of the Company’s affiliates from the date of grant until such PSU vesting date. As of December 31, 2023, there have been nil PSUs granted. DSUs are granted solely to non-employee directors of the Company, at their option, in lieu of their Board retainer fees. DSUs will vest upon a director ceasing to act as a director.

The maximum number of Class A subordinate voting shares reserved for issuance, in the aggregate, under the Company's SOP and the LTIP was initially equal to 37,436,920 Class A subordinate voting shares, adjusted to give effect to Share Split. The number of Class A subordinate voting shares available for issuance, in the aggregate, under the SOP and the LTIP will be automatically increased on January 1st of each year, beginning on January 1, 2016 and ending on January 1, 2026, in an amount equal to 5% of the aggregate number of outstanding Class A subordinate voting shares and Class B restricted voting shares on December 31st of the preceding calendar year. As of January 1, 2024, there were 423,152,823 shares available for issuance under the Company's SOP and LTIP.

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)

The following table summarizes the stock option and RSU award activities under the Company's share-based compensation plans for the years ended December 31, 2023 and 2022:

	Shares Subject to Options Outstanding					Outstanding RSUs
	Number of Options(1)	Weighted Average Exercise Price $	Remaining Contractual Term (in years)	Aggregate Intrinsic Value(2) $	Weighted Average Grant Date Fair Value $	Outstanding RSUs	Weighted Average Grant Date Fair Value $
December 31, 2021	11,538,665	34.52	5.67	1,191	—	8,438,183	107.63
Stock options granted	7,432,555	35.61	—	—	24.83	—	—
Stock options exercised	(3,126,869)	5.61	—	—	—	—	—
Stock options forfeited	(1,835,590)	72.65	—	—	—	—	—
RSUs granted	—	—	—	—	—	22,100,197	44.44
RSUs settled	—	—	—	—	—	(7,380,507)	63.86
RSUs forfeited	—	—	—	—	—	(12,938,967)	75.11
December 31, 2022	14,008,761	36.55	6.71	195	—	10,218,906	43.74
Stock options granted	3,133,704	57.89	—	—	30.08	—	—
Stock options exercised	(3,915,216)	15.04	—	—	—	—	—
Stock options forfeited	(1,764,618)	35.57	—	—	—	—	—
RSUs granted	—	—	—	—	—	5,262,115	57.84
RSUs settled	—	—	—	—	—	(7,288,043)	45.64
RSUs forfeited	—	—	—	—	—	(4,114,500)	43.79
December 31, 2023	11,462,631	49.88	7.09	406	—	4,078,478	58.50

Stock options exercisable as of December 31, 2023	7,694,330	44.96	6.13	316
(1) As of December 31, 2023 549,110 of the outstanding stock options were granted under the Company's Legacy Option Plan and are exercisable for Class B restricted voting shares, 10,801,400 of the outstanding stock options were granted under the Company's Stock Option Plan and are exercisable for Class A subordinate voting shares, and 112,121 of the outstanding stock options were granted under the Deliverr 2017 Stock Option and Grant Plan and are exercisable for Class A subordinate voting shares.
(2) The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying stock option awards and the closing market price of the Company's Class A subordinate voting shares as of December 31, 2023 and December 31, 2022.

As of December 31, 2023 the Company had issued 13,517 DSUs under its LTIP.
The total intrinsic value of stock options exercised and RSUs settled during the years ended December 31, 2023 and 2022 was $564 and $465, respectively. The aggregate intrinsic value of options exercised is calculated as the difference between the exercise price of the underlying stock option awards and the market value on the date of exercise.
As of December 31, 2023 and 2022, there was $261 and $492, respectively, of remaining unamortized compensation cost related to unvested stock options and RSUs granted to the Company’s employees. This cost will be recognized over an estimated weighted-average remaining period of 1.68 years. Total unamortized compensation cost will be adjusted for future changes in estimated forfeitures.

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)

Stock-Based Compensation Expense

All share-based awards are measured based on the grant date fair value of the awards and recognized in the consolidated statement of operations and comprehensive income (loss) over the period during which the employee is required to perform services in exchange for the award (generally the vesting period of the award).

The Company estimates the fair value of stock options granted using the Black-Scholes option valuation model, which requires assumptions, including the fair value of the Company's underlying common stock, expected term, expected volatility, risk-free interest rate and dividend yield of the Company's Class A subordinate voting shares. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, share-based compensation expense could be materially different in the future.

These assumptions are estimated as follows:

•Fair Value of Common Stock. The Company uses the five-day volume weighted average price for its Class A subordinate voting shares as reported on the New York Stock Exchange.

•Expected Term. The Company determines the expected term based on the average period the stock options are expected to remain outstanding. The Company bases the expected term assumptions on its historical behavior combined with estimates of the post-vesting holding period.

•Expected Volatility. The Company determines the price volatility factor based on the Company's historical volatility over the expected term of the stock options.

•Risk-Free Interest Rate. The Company bases the risk-free interest rate used in the Black-Scholes valuation model on the yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term of the stock options for each stock option group.

•Expected Dividend. The Company has not paid and does not anticipate paying any cash dividends in the foreseeable future and, therefore, uses an expected dividend yield of zero in the option pricing model.
The grant weighted average assumptions used to estimate the fair value of stock options granted to employees were as follows:

	Years ended
	December 31, 2023	December 31, 2022
Expected volatility	68.0%	63.3%
Risk-free interest rate	4.39%	2.90%
Dividend yield	Nil	Nil
Average expected term	3.83	3.65

In addition to the assumptions used in the Black-Scholes option valuation model, the Company also estimates a forfeiture rate to calculate the share-based compensation expense for our awards. The Company's forfeiture rate is based on an analysis of its actual forfeitures. The Company will continue to evaluate the appropriateness of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover, and other factors. Changes in the estimated forfeiture rate can have a significant impact on share-based compensation expense as the cumulative effect of adjusting the rate is recognized in the period the forfeiture estimate is changed. If a revised forfeiture rate is higher/lower than the previously estimated forfeiture rate, an adjustment is made that will result in an increase/decrease to the share-based compensation expense recognized in the consolidated financial statements.

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)

The following table illustrates the classification of stock-based compensation in the consolidated statement of operations and comprehensive income (loss), which includes both stock-based compensation and restricted share-based compensation expense:

	Years ended
	December 31, 2023	December 31, 2022
	$	$
Cost of revenues	4	9
Sales and marketing(1)	56	63
Research and development(1)	481	386
General and administrative	74	91
	615	549
(1) Includes accelerated stock-based compensation of $5 and $164 in sales and marketing and research and development, respectively, during the year ended December 31, 2023.

21.Changes in Accumulated Other Comprehensive Income (Loss)

The following table summarizes the changes in accumulated other comprehensive income (loss), which is reported as a component of shareholders’ equity, for the years ended December 31, 2023 and 2022:

	Accumulated Other Comprehensive Income (Loss)
	Years ended
	December 31, 2023	December 31, 2022
	$	$
Balance, beginning of the year	(16)	(6)

Other comprehensive income (loss) before reclassifications	7	(33)
Loss on cash flow hedges reclassified from accumulated other comprehensive income (loss) to earnings:
Cost of revenues	—	1
Sales and marketing	3	5
Research and development	9	13
General and administrative	1	4
Other comprehensive income (loss), net of tax	20	(10)
Balance, end of the year	4	(16)

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)

22.Income Taxes

The domestic and foreign components of income (loss) before income taxes and (provision for) recovery of income taxes were as follows:

	Years ended
	December 31, 2023	December 31, 2022
	$	$
Income (loss) before income taxes
Domestic	599	(2,553)
Foreign	(414)	(1,070)
	185	(3,623)

Current income tax (expense) recovery
Domestic	1	—
Foreign	(55)	(24)
	(54)	(24)
Deferred income tax recovery (expense)
Domestic	(2)	180
Foreign	3	7
	1	187

(Provision for) recovery of income taxes	(53)	163

The reconciliation of the expected income tax (expense) recovery calculated using the statutory tax rate to the actual (provision for) recovery of income taxes reported in the consolidated statements of operations and comprehensive income (loss) for the years ended December 31, 2023 and 2022 is as follows:

	Years ended
	December 31, 2023	December 31, 2022
	$	$
Income (loss) before income taxes	185	(3,623)
Expected income tax (expense) recovery at Canadian statutory income tax rate of 26.5% (2022 - 26.5%)	(49)	960
Permanent differences
Net unrealized gain (loss) on equity and other investments	276	(419)
Sales of businesses	195	—
Canadian taxes on foreign earnings	(51)	—
Stock-based compensation	(74)	(18)
Other permanent differences	(6)	(11)
Foreign tax rate differential	48	36
Tax credits recognized during the year	21	17
Change in valuation allowance	(409)	(397)
Other items	(4)	(5)
(Provision for) recovery of income taxes	(53)	163

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)

The significant components of the Company’s deferred income tax assets and liabilities as of December 31, 2023 and 2022 were as follows:

	December 31, 2023	December 31, 2022
	$	$
Deferred tax assets
Tax loss carryforwards	806	435
Accruals and reserves	98	90
Tax credits	84	57
Capital and intangible assets	39	35
Stock-based compensation expense	34	54
Research and development expenditures	156	88
Lease liabilities	74	130
Share issuance costs	5	10
Other deferred tax assets	1	—
Total deferred tax assets, before valuation allowance	1,297	899
Valuation allowance	(1,039)	(630)
Total deferred tax assets	258	269

Deferred tax liabilities
Equity and other investments	(77)	(23)
Outside basis difference of foreign subsidiaries	(104)	(24)
Lease assets	(29)	(90)
Intangible assets	(6)	(104)
Other deferred tax liabilities	(4)	(3)
Total deferred tax liabilities	(220)	(244)

Total deferred tax assets, net	38	25

During the year ended December 31, 2023, the Company assessed whether a valuation allowance should be established or maintained against its deferred tax assets, based on consideration of all available positive and negative evidence, using a "more-likely-than-not" standard. The factors the Company uses to assess the likelihood of realization are its recent operating results, historical losses and the cumulative losses, forecasts of future pre-tax income, and tax planning strategies that could be implemented to realize the deferred tax assets.

The Company had a provision for income taxes of $53 in the year ended December 31, 2023, primarily on account of earnings in jurisdictions outside of North America.

As a result of the application of the Company's tax rates to the results of ongoing operations, other discrete items primarily related to unrealized non-deductible losses on equity and other investments, share-based compensation, and change in valuation allowance related to deferred tax assets in Canada as well as the United States, the Company had a recovery for income taxes of $163 in the year ended December 31, 2022.

During the year ended December 31, 2022, and following the reversal of a large portion of the unrealized gains on the Company’s equity and other investments, a valuation allowance was recorded against the excess of the Company's Canadian deferred income tax assets relative to its deferred income tax liabilities as the Company has a history of operating losses.

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)

The Company receives a development and expansion incentive under the International Headquarters Award in Singapore. The incentives granted by the authorities to the Company expires March 31, 2026 and provide a concessionary tax rate of 5% to earnings in excess of the base income threshold. As a result of the incentive, the Company received an aggregate tax benefit of $9 during the year ended December 31, 2023 and $2 during the year ended December 31, 2022.

The Company had no material uncertain income tax positions for the years ended December 31, 2023 and 2022. The Company's accounting policy is to recognize interest and penalties related to uncertain tax positions as a component of income tax expense. In the years ended December 31, 2023 and 2022, there was no material interest or penalties related to uncertain tax positions.

The Company remains subject to audit by the relevant tax authorities for the years ended 2016 through 2023.

Investment tax credits, which are earned as a result of qualifying R&D expenditures, are recognized and applied to reduce income tax expense in the year in which the expenditures are made and their realization is reasonably assured.

As of December 31, 2023 and 2022, the Company had Canadian and U.S. federal unused non-capital tax losses of approximately $500 and $1,220, respectively. In addition, as of December 31, 2023 and 2022, the Company had unused non-capital tax losses in various U.S. states of approximately $1,507 and $1,766, respectively. As of December 31, 2023, $347 and $59 of the federal and state non-capital tax losses, respectively, have no expiry. The remaining non-capital tax losses of $153 and $1,448, respectively, are due to expire between 2029 and 2042. As of December 31, 2023, the Company also has $764 of capital losses in Canada that do not expire as well as $1,679 of capital losses in the U.S. that begin to expire in 2028. In addition, as of December 31, 2023 and 2022, the Company had an undeducted Canadian R&D expenditure balance totaling $226 and $141, respectively, which does not expire. As of December 31, 2023 and 2022, the Company had tax credits of $104 and $70, respectively. The U.S federal tax credits will begin to expire in 2034 if unused and the U.S. state R&D credits will begin to expire starting in 2031. The Canadian investment tax credits are due to expire between 2039 and 2043.

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)

23.Net Income (Loss) per Share

The Company applies the two-class method to calculate its basic and diluted net loss per share as Class A subordinate voting shares and Class B restricted voting shares are participating securities with equal participation rights and are entitled to receive dividends on a share for share basis. The Company uses the treasury stock method and if-converted method for calculating the effect of dilutive potential common stock from employee stock options and employee RSUs and from its Notes, respectively.

The following table summarizes the reconciliation of the basic weighted average number of shares outstanding and the diluted weighted average number of shares outstanding:

	Years ended
	December 31, 2023	December 31, 2022
Numerator:
Net income (loss)	$132	$(3,460)
After tax effect of debt interest(1)	1	—
Net income (loss) after tax effected debt interest	$133	$(3,460)

Denominator:
Basic weighted average number of shares outstanding	1,281,554,559	1,266,268,155
Weighted average effect of dilutive securities:
Stock options	4,586,659	—
Restricted share units	2,974,367	—
Convertible senior notes	6,388,480	—
Deferred share units	7,320	—
Diluted weighted average number of shares	1,295,511,385	1,266,268,155

Net income (loss) per share:
Basic	$0.10	$(2.73)
Diluted	$0.10	$(2.73)

Common stock equivalents excluded from net income (loss) per diluted share because they are anti-dilutive:
Stock options	150,558	14,008,761
Restricted share units	1,058,628	10,218,906
Convertible senior notes	—	6,388,480
Deferred share units	—	11,413
	1,209,186	30,627,560
(1) When the Notes are dilutive, the after tax effect of debt interest is added back to net income to calculate diluted net income per share.

Shopify Inc.
Notes to the Consolidated Financial Statements
(Expressed in US millions, except share and per share amounts)

24.Segment and Geographical Information

The Company has determined that it operates in a single operating and reportable segment.

The following table presents total external revenues by geographic location, based on the location of the Company’s merchants:

	Years ended
	December 31, 2023		December 31, 2022
	$	%	$	%
North America
Canada	388	5%	346	6%
United States	4,649	66%	3,720	67%
EMEA	1,255	18%	917	16%
APAC	699	10%	553	10%
Latin America	69	1%	64	1%
Total Revenue(1)	7,060	100%	5,600	100%
(1) Total revenue includes $147 and $46 for the years ended December 31, 2023 and 2022, respectively, which do not represent revenues recognized in the scope of ASC 606, Revenue from Contracts with Customers. These revenues relate to interest and fees earned from certain lending services.

The following table presents the total net book value of the Company’s long-lived physical assets by geographic location:

	December 31, 2023		December 31, 2022
	$	%	$	%
Canada	42	86%	55	42%
United States	5	10%	57	44%
Rest of World	2	4%	19	14%
	49	100.0%	131	100%

25.Reduction in Workforce

In May 2023, the Company reduced headcount by approximately 23% of employees across the Company ("2023 Reduction in Workforce"). The Company incurred and paid $148 in total severance related costs in the year ended December 31, 2023.

The 2023 Reduction in Workforce costs recorded for severance related costs in the year ended December 31, 2023 were as follows:

Sales and marketing	$28
Research and development	102
General and administrative	18
$148